Exhibit 99.1

Contact:                         Dana Wardwell

(828-454-0676)

Blue Ridge Paper Products Inc. Reports Third Quarter Fiscal Year 2005 Results:

CANTON, North Carolina (Bloomberg: bluerd) – Blue Ridge Paper Products Inc. today reported a net loss of $5.4 million for the third quarter ended September 30, 2005.  This compares to a net loss of $4.4 million for the second quarter ended June 30, 2005 and a net loss of $9.4 million for the third quarter ended September 30, 2004.  Net sales for the third quarter ended September 30, 2005 were $129.8 million compared to $125.2 million for the second quarter ended June 30, 2005 and $117.4 million for the third quarter ended September 30, 2004.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated, “Despite record quarterly revenues for the third quarter ended September 30, 2005, our net loss was greater than the second quarter ended June 30, 2005 largely due to a $2 million jury award in a class action lawsuit against the Company, a power failure at the Canton mill and higher material and energy costs, which were partially offset due to a scheduled pulp mill outage in the second quarter ended June 30, 2005 and no corresponding outage in the third quarter ended September 30. 2005.  While we continue to experience strong demand for our products, we are encountering unprecedented increases in costs for energy, transportation, polymers and chemicals as a result of Hurricanes Katrina and Rita.  We believe that this difficult cost environment will continue over the next few quarters and, as a result, we are in the process of implementing energy surcharges to our customers to help mitigate some of the cost increases and are focusing on our continuous improvement efforts, such as Six Sigma and Lean Manufacturing, to reduce our input costs and improve customer satisfaction.”

Key Business Highlights

•                  Earnings in the third quarter ended September 30, 2005 were negatively impacted by the continued rise in raw material and energy costs.  When compared to the second quarter ended June 30, 2005, these costs were up approximately $1.2 million.

•                  Pricing in the third quarter ended September 30, 2005 in the Company’s packaging segment improved 3.4% over the second quarter ended June 30, 2005.  Total volume was down approximately 2,000 tons when compared to shipments of 66,473 tons in the second quarter ended June 30, 2005.

•                  Uncoated paper shipments improved in the third quarter ended September 30, 2005.  Shipments for the third quarter totaled 70,841 tons, which was an increase of 6,043 tons when compared to shipments for the second quarter ended June 30, 2005.  Overall pricing for uncoated paper was down 1.3% when compared to the second quarter ended June 30, 2005.  The reduction in overall price was primarily due to a slight deterioration of pricing in our offset paper product line.  The major challenge facing the paper segment in the fourth quarter ending December 31, 2005 will be to ensure a smooth transition of uncoated paper from the historical 84 brightness to the new 92 brightness.

•                  On August 20, 2005, the electrical provider for the Company’s Canton Mill experienced an equipment failure, which in turn interrupted the power supply to the mill.  The interruption in power and subsequent impact on the mill’s generating capacity caused a temporary shutdown of operations in excess of 33 hours.  The impact on earnings for the third quarter ended September 30, 2005 as a result of this outage was approximately $1.1 million.

•                  On April 15, 2003, a class action lawsuit was filed against the Company on behalf of certain owners of property along the Pigeon River in Cocke County, Tennessee.  The demand for damages by the class participants totaled approximately $22.5 million.  On August 17, 2005, a jury in the Circuit Court of Cocke County, Tennessee ruled in favor of the Plaintiffs awarding $2.0 million for nuisance damages with no punitive damages being awarded.  On September 29, 2005, the Company filed a Motion for Judgment Notwithstanding the Verdict or, In the Alternative, Motion for New Trial.  If this motion is denied, the Company plans to appeal to the Tennessee Court of Appeals Eastern Section in Knoxville, Tennessee.  A reserve of $2.0 million was recorded in the third quarter ended September 30, 2005 to recognize the potential liability.

•                  On August 11, 2005, the Company entered into a joint venture to supply liquid packaging solutions to the Central American and Caribbean markets.  The new company, Envases Panama, S.A., will be located in Panama City, Panama and will produce “gable top” cartons under a licensing agreement with the Company.  The Company owns 20% of the stock of Envases and has an exclusive supply agreement with Envases to provide coated board for carton production.

•                  Flood prevention activities continued in the third quarter ended September 30, 2005.  In the third quarter ended September 30, 2005, the Company recognized government grant income from the State of North Carolina totaling $1.4 million.  This compares to state grant income totaling $0.3 million in the second quarter ended June 30, 2005.  The grant is being used to repair and more permanently protect the Company’s wastewater treatment facility, which also serves the Town of Canton, North Carolina.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain extraordinary and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP measures.  The Company believes that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of the Company’s operating performance and as measures of the ability of the business to generate cash.  These measures should not be considered in isolation or as an alternative to net income in measuring operating performance or as an alternative to cash flows from operations in measuring its liquidity.  EBITDA and Adjusted EBITDA as the Company defines these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended September 30, 2005 was $6.1 million compared to Adjusted EBITDA of $6.2 million for the three-month period ended June 30, 2005.

ADJUSTED EBITDA – RECONCILIATION OF NON-GAAP MEASURES ($000)

		Three Months Ended
		September 30 2005	June 30 2005
Net Income/(Loss)		$(5,392)	$(4,409)

Income Taxes		—	—
Interest Expense		4,333	4,397
Depreciation Expense		4,176	4,259
Amortization Expense		350	341

EBITDA		3,467	4,588

ESOP Expenses	(A)	1,630	1,631
Severance Expense	(B)	—	(145)
Flood Impact	(C)	(1,041)	51
Bad Debt Expense	(D)	61	62
Gain on Asset Sales	(E)	(44)	—
Lawsuit Reserve	(F)	2,000	—

Adjusted EBITDA		$6,073	$6,187

(A)                  ESOP expense is a non-cash labor expense we incur each year in connection with the Company’s parent company’s Employee Stock Ownership Plan.

(B)                    Severance expenses for the three-month period ended June 30, 2005 reflects adjustments to the severance reserve related to the closure of the Fort Worth DairyPak facility and the restructuring at the Canton, North Carolina facility and corporate staff.

(C)                    Flood impact from Hurricanes Frances and Ivan reflects the losses associated with property damage, repairs and maintenance plus business interruption, offset by insurance recoveries booked and funds received from the state and federal government.

(D)                   Reflects bad debt expenses.

(E)                     Reflects a gain on the sale of equipment or other operating assets sold during the period.

(F)                     Represents a reserve established for a ruling in a class action lawsuit in which the Plaintiffs were awarded $2.0 million for nuisance damages associated with the Canton Mill’s discharge into the Pigeon River.  This lawsuit is in the process of appeal.  The Company expects to be successful in overturning this judgment.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 and the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives.  These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2004.